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                                                                     EXHIBIT 3.5

                           NINTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                                REDENVELOPE, INC.


      The undersigned, Alison May and Eric Wong, hereby certify that:

      1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of RedEnvelope, Inc., a Delaware corporation.

      2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on October 21, 1998 under the name 911Gifts, Inc.

      3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

      The name of the corporation is RedEnvelope, Inc. (the "Corporation").


                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

      (A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Fourteen Million Seven Hundred Thirty-Six Thousand Nine Hundred Thirty-Eight (14,736,938) shares, each with a par value of $0.01 per share. Nine Million Three Hundred Ninety-Three Thousand Six Hundred Eighty-One (9,393,681) shares shall be Common Stock and Five Million Three Hundred Forty-Three Thousand Two Hundred Fifty-Seven (5,343,257) shares shall be Preferred Stock.

      (B) RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. Upon the effective date of the filing with the office of the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, each 11.71 shares of the Corporation's then
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outstanding shares of Common and Preferred Stock shall be converted and reconstituted into one (1) share of the like class and series of the Corporation's capital stock from which such share was converted (the "Reverse Stock Split"). No further adjustment of any preference or price set forth in this Article IV shall be made as a result of the Reverse Stock Split, as all share amounts, amounts per share and per share numbers set forth in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post Reverse Stock Split) as determined by the Board of Directors of the Corporation.

      The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Six Hundred Fifty-Seven Thousand One Hundred Fourteen (657,114) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Three Hundred Eighty-Five Thousand One Hundred Forty (385,140) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Five Hundred Fifty-Four Thousand Three Hundred Fifty-Five (554,355) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of One Hundred Ninety-Four Thousand Six Hundred Nineteen (194,619) shares. The fifth series of Preferred Stock shall be designated "Series E Preferred Stock" and shall consist of One Million Five Hundred Six Thousand Eighty-Four (1,506,084) shares. The sixth series of Preferred Stock shall be designated "Series F Preferred Stock" and shall consist of Two Million Forty-Five Thousand Nine Hundred Forty-Five (2,045,945) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock are as set forth below in this Article IV(B).

            1. DIVIDEND PROVISIONS. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive dividends, at the rate of $0.05855, $0.4684, $3.030548, $4.545822,
$1.854864 and $0.597753 respectively (as adjusted for stock splits, stock dividends, recapitalizations, and the like) per annum, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock of the Corporation (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation). Dividends may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends shall have been paid on or declared and set apart upon all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock at each respective annual rate, and if such Common Stock dividends are paid to all stockholders of the Corporation on a pro rata basis. All dividends shall be payable only when, as and if declared by the Board of Directors and shall not be cumulative.




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            2. LIQUIDATION PREFERENCE.


                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series F Preferred Stock shall be entitled to receive out of assets legally available for distribution, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock by reason of their ownership thereof, an amount equal to $11.20788 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) for each share of Series F Preferred Stock then held by them, plus declared but unpaid dividends thereon. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution under this Section 2 (the "Total Distributable Assets") shall be distributed ratably among the holders of the Series F Preferred Stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (b) Upon the completion of the distribution required by
Section 2(a) above, if assets legally available for distribution remain in the Corporation, the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to (i) $5.855 per share for each share of Series B Preferred Stock then held by them, (ii) $37.88185 per share for each share of Series C Preferred Stock then held by them, (iii) $56.82863 per share for each share of Series D Preferred Stock then held by them, and (iv) $23.18697 per share for each share of Series E Preferred Stock then held by them, plus declared but unpaid dividends (in each case as adjusted for stock splits, stock dividends, recapitalizations and the like). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution pursuant to this Section 2(b) shall be distributed ratably among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (c) Upon the completion of the distributions required by Sections 2(a) and 2(b) above, if assets legally available for distribution remain in the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $1.5223 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends thereon. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then



                                      -3-
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the entire assets and funds of the Corporation legally available for distribution pursuant to this Section 2(c) shall be distributed ratably among the holders of the Series A Preferred Stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (d) Upon the completion of the distributions required by Sections 2(a), 2(b) and 2(c) above, if assets legally available for distribution remain in the Corporation, the holders of the Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the amount by which (A) the Conversion Ratio then in effect for the Series F Preferred Stock, multiplied by (B) the quotient determined by dividing (1) the Total Distributable Assets by (2) the total number of shares of Common Stock of the Corporation calculated on a fully-diluted, as-converted-to-Common Stock basis (which includes then-outstanding Common Stock, Common Stock issuable upon conversion of all then-outstanding Preferred Stock, and any other shares of Common Stock of the Corporation issuable upon the exercise or conversion of any then-outstanding options, warrants or other exercisable or convertible securities of the Corporation) exceeds $11.20788 (as adjusted for stock splits, stock dividends, recapitalizations and the like), for each share of Series F Preferred Stock then held by them, or (ii) $3.73595 (as adjusted for stock splits, stock dividends, recapitalizations and the like), for each share of Series F Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution pursuant to this Section 2(d) shall be distributed ratably among the holders of the Series F Preferred Stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (e) Upon the completion of the distributions required by Sections 2(a), 2(b), 2(c) and 2(d) above and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, if assets legally available for distribution remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

                  (f) For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property, stock or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) (any such transaction, a "Liquidation Transaction"), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation is the surviving corporation, or (iii) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.



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                  (g) In the event of a deemed liquidation as described in
Section 2(f) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                              (i) Securities not subject to investment letter or
other similar restrictions on free marketability:

                                   (1) If traded on a securities exchange or The
Nasdaq Stock Market ("Nasdaq"), the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

                                   (2) If actively traded over-the-counter, the
value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

                                   (3) If there is no active public market, the
value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                              (ii) The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(g)(i)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

            3. REDEMPTION.


            (a) REDEMPTION DATE AND PRICE. If at any time on or after July 17, 2006, (the "Redemption Date") the Corporation shall have received, at least sixty (60) days but no more than one hundred twenty (120) days prior to such date, a written request (a "Redemption Election") from a holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock then outstanding that a portion or all of the shares of such series held by such holder be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem up to that number of shares specified for redemption in the Redemption Election in accordance with the procedures set forth in this Section 3 by paying in cash therefor a sum per share equal to (i) $5.855 per share for each share of Series B Preferred Stock then held by them, (ii) $37.88185 per share for each share of Series C Preferred Stock then held by them, (iii) $56.82863 per share for each share of Series D Preferred Stock then held by them, (iv) $23.18697 per share for each share of Series E Preferred Stock then held by them and (iv) $7.47192 per share for each share of Series F Preferred Stock then held by them, plus declared but unpaid dividends (in each case as adjusted for stock splits, stock dividends, recapitalization and the like) (for each such series, the "Redemption Price").

            (b) PROCEDURE. The Corporation shall mail a written notice, first class postage prepaid, (i) within fifteen (15) days following its receipt of a Redemption Election, to each



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holder of the Series B, Series C, Series D, Series E or Series F Preferred Stock
that has delivered a Redemption Election to the Corporation (as set forth above) at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares requested to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice") and (ii) within seven (7) days following the date on which the Corporation has received the first Redemption Election, to each holder of the Series B, Series C, Series D, Series E or Series F Preferred Stock from which a Redemption Election has not been received by the Corporation, at the address last shown on the records of the Corporation for such holder, notifying such holder of the Redemption Date, that a Redemption Election has been received by the Corporation and the manner in which such holder's redemption rights, if any, may be effected. On or after the Redemption Date, each holder of Preferred Stock that has elected to have shares of Preferred Stock redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. As promptly as practicable after receipt of the surrendered certificate or certificates (subject to Section 3(c) below) the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the holder, a check for cash with respect the shares so redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (c) EFFECT OF REDEMPTION; INSUFFICIENT FUNDS. From and after the Redemption Date, unless there shall have been a failure to pay the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in a Redemption Election (except the right to receive the Redemption Price without interest upon surrender of their share certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the Corporation fails to redeem such shares of Preferred Stock within 90 days of the applicable Redemption Date, dividends on the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall immediately begin to accrue at the rate of 10% per annum, with the rate increasing by 1% for each additional 90 days that the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock have not been redeemed; provided, however, the maximum rate of accrual shall not exceed 14% per annum. If the funds that the Corporation deems available for redemption of shares of Preferred Stock on the applicable Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to the shares of Preferred Stock for which each holder has requested redemption on such date pursuant to a Redemption Election. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights



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and preferences provided herein. At any time thereafter when additional funds of the Corporation are available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares pursuant to this Section 3(c) which the Corporation has become obliged to redeem on the applicable Redemption Date but which it has not redeemed (which shall be applied ratably as set forth above to the extent such additional funds, do not permit redemption of the full number of shares remaining to be redeemed).

            4. CONVERSION. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such series of Preferred Stock to be redeemed at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $1.5223 in the case of Series A Preferred Stock, (ii) $5.855 in the case of the Series B Preferred Stock, (iii) $37.88185 in the case of Series C Preferred Stock, (iv) $56.82863 in the case of Series D Preferred Stock and
(v) $23.18697 in the case of Series E Preferred Stock, (vi) $7.47192 in the case of Series F Preferred Stock, by the Conversion Price applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. As of the Adjustment Date, (as defined in Section 4(d)(i) below), the Conversion Price per share shall be $1.5223 for shares of Series A Preferred Stock, $5.855 for shares of Series B Preferred Stock, $23.95187 for shares of Series C Preferred Stock, $31.60166 for shares of Series D Preferred Stock, $18.22919 for shares of Series E Preferred Stock and $7.55845 for shares of Series F Preferred Stock. Such Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

                  (b) AUTOMATIC CONVERSION.


                         (i) Series A Preferred Stock. Each share of Series A
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than (x) $9.368 per share, if such sale shall occur on or prior to October 15, 2003, or (y) $18.679792 per share, if such sale shall occur after October 15, 2003 (in either case, such minimum price adjusted to reflect subsequent stock dividends, stock splits, recapitalizations or the like), and which results in either case in aggregate cash proceeds to the Corporation of at least $20,000,000 (gross proceeds before deducting underwriting discounts and commissions) (a "Qualified Public Offering"); (B) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of the Series A Preferred Stock, voting together as a class or (C) the conversion of all of the then-outstanding Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock into Common Stock.



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                         (ii) Series B Preferred Stock. Each share of Series B
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a Qualified Public Offering or (B) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock, voting together as a class.


                         (iii) Series C Preferred Stock. Each share of Series C
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a Qualified Public Offering or (B) the date specified by written consent or agreement of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting together as a class.


                         (iv) Series D Preferred Stock. Each share of Series D
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a Qualified Public Offering or (B) the date specified by written consent or agreement of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting together as a class.


                         (v) Series E Preferred Stock. Each share of Series E
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a Qualified Public Offering; or (B) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of the Series E Preferred Stock, voting together as a class.


                         (vi) Series F Preferred Stock. Each share of Series F
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a Qualified Public Offering; or (B) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of the Series F Preferred Stock, voting together as a class.

                  (c) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such

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conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                  (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

                              (i) ISSUANCE OF ADDITIONAL STOCK BELOW PURCHASE
PRICE. If the Corporation shall issue, after March 31, 2003 (the "Adjustment Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price per share for shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

                              (A) ADJUSTMENT FORMULA. With respect to the Series
B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

                              (B) DEFINITION OF "ADDITIONAL STOCK". For purposes
of this Section 4(d)(i), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Adjustment Date other than:

                                   (1) Common Stock issued pursuant to stock
dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

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                                   (2) Up to 290,880 shares of Common Stock, or
options therefor, issued after the Adjustment Date to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation, increased by (i) the number of option shares that are outstanding as of the Adjustment Date and cancelled thereafter, and (ii) such additional shares as are approved for issuance by the Corporation's Board of Directors, including a director nominated by the holders of the Series E Preferred Stock;

                                   (3) Capital stock, or options or warrants to
purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, approved by the Board of Directors of the Corporation;

                                   (4) Shares of Common Stock or Preferred Stock
issued or issuable upon exercise of warrants and options outstanding as of the Adjustment Date;

                                   (5) Capital stock or warrants or options to
purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

                                   (6) Shares of Common Stock issued or issuable
upon conversion of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock; and

                                   (7) Shares of Common Stock issued or issuable
in a Qualified Public Offering prior to or in connection with which all outstanding shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock will be converted to Common Stock.

                              (C) NO FRACTIONAL ADJUSTMENTS. No adjustment of
the Conversion Price for the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                              (D) DETERMINATION OF CONSIDERATION. In the case of
the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                              (E) DEEMED ISSUANCES OF COMMON STOCK. In the case
of the issuance (whether before, at or after the Adjustment Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the "Common Stock Equivalents"), the following provisions shall apply for all purposes of this
Section 4(d)(i):

                                   (1) The aggregate maximum number of shares of
Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

                                   (2) In the event of any change in the number
of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

                                   (3) Upon the termination or expiration of the
convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

                                   (4) The number of shares of Common Stock
deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

                              (F) NO INCREASED CONVERSION PRICE. Notwithstanding
any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                        (ii) STOCK SPLITS AND DIVIDENDS. In the event the Corporation should at any time or from time to time after the Adjustment Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E) above.

                        (iii) REVERSE STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the date of the filing of this Amended and Restated Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (e) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in
Section 2) provision shall be made so that the holders of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  (g) NO IMPAIRMENT. The Corporation will not, other than with the consent of the holders of the outstanding Preferred Stock in accordance with
Section 6 of this Article IV and applicable law, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                  (h) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                        (i) No fractional shares shall be issued upon the conversion of any share or shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                        (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

                  (i) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                  (k) NOTICES. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

            5.    VOTING RIGHTS.

                  (a) GENERAL. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred or Series F Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Notwithstanding the foregoing, if a class vote is required by law, a holder of Series A Preferred Stock shall either (i) vote such shares of Series A Preferred Stock in accordance with the vote of a majority of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class, or (ii) convert such shares of Series A Preferred Stock to Common Stock pursuant to Section 4(a) hereof and vote as Common Stock. In order to effectuate the foregoing, in the event of a class vote, the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall vote prior to the Series A Preferred Stock and the Corporation shall, after tabulating the votes or proxies of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, solicit the votes or proxies of the Series A Preferred Stock, notifying the holders of Series A Preferred Stock that they may only elect as indicated in subsections (i) or (ii) of this Section 5(a).

                  (b) ELECTION OF DIRECTORS. The Board of Directors shall consist of nine (9) members. The holders of Series F Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors. The holders of Series E Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors. The holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the corporation's Board of Directors. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors. The holders of the Series A Preferred Stock and the holders of the Common Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation's Board of Directors. The remaining members of the Corporation's Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting as a single class.

            6.    PROTECTIVE PROVISIONS.

                  (a) So long as any shares of Series B Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the voting power of the then outstanding shares of Series B Preferred Stock, voting as a separate class, alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series.

                  (b) So long as any shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the voting power of the then-outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class:

                        (i)   effect a Liquidation Transaction;

                        (ii) authorize or issue, or obligate itself to issue, or reclassify any outstanding securities into, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock as to dividend rights, redemption rights, antidilution rights, voting rights or liquidation preference;

                        (iii) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary in connection with the termination of employment, consulting relationship or director relationship of such persons or redemptions effected in accordance with Section 3 of this Article IV;

                        (iv) declare or pay any dividend on any shares of the Corporation's Common Stock or Preferred Stock;

                        (v)   amend the Corporation's Certificate of
Incorporation or Bylaws;

                        (vi) alter the authorized number of directors of the Company.

                  (c) So long as any shares of Series C Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the voting power of the then outstanding shares of Series C Preferred Stock, voting as a separate class, alter or change the powers, preferences, or special rights of the shares of Series C Preferred Stock so as to affect adversely the shares of such series.

                  (d) So long as any shares of Series D Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the voting power of the then outstanding shares of Series D Preferred Stock, voting as a separate class alter, or change the powers, preferences, or special rights of the shares of Series D Preferred Stock so as to affect adversely the shares of such series.

                  (e) So long as any shares of Series E Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of at least 66 2/3% of the voting power of the then outstanding shares of Series E Preferred Stock, voting as a separate class, alter or change the powers, preferences, or special rights of the shares of Series E Preferred Stock so as to affect adversely the shares of such series.

                  (f) So long as any shares of Series F Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of at least 66 2/3% of the voting power of the then outstanding shares of Series F Preferred Stock, voting as a separate class, alter or change the powers, preferences, or special rights of the shares of Series F Preferred Stock so as to affect adversely the shares of such series.

            7. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Preferred Stock shall be redeemed pursuant to Section 3 hereof or converted pursuant to Section 4 hereof, the shares so redeemed or converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

      (C)   COMMON STOCK.

            1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

            3. REDEMPTION. The Common Stock is not redeemable.

            4. VOTING RIGHTS. Each holder of each share of Common Stock shall have the right to one vote per share of Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

      The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation; provided however, that the Board may not amend Article III, Section 3.2 of the Bylaws of the Corporation to increase or decrease the size of the Board by operation of this provision.

                                   ARTICLE VI

      Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                   ARTICLE VII

      (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

      (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                                    * * *

      The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      Executed at San Francisco, California, on __________________, 2003.



                                    -----------------------------------------
                                    Alison May
                                    President and Chief Executive Officer


                                    -----------------------------------------
                                    Eric Wong
                                    Secretary